Exhibit 5.7

Our Reference : AIM/st/SIN.2011002008	6 Temasek Boulevard
29th Floor
Suntec Tower Four
Writers’ direct line : 6408 7867 (Ang I-Ming)	Singapore 038986
Secretary’s direct line : 6408 7931 (Sunnie Teo)	Tel : (65) 6220 1911
Fax : (65) 6224 4118

Corporate
Fax : (65) 6820 8123
August 2, 2011	Litigation
Fax : (65) 6820 8124
Conveyancing
Fax : (65) 6820 8126

VANTAGE DRILLING COMPANY 777 Post Oak Boulevard Suite 800 Houston, Texas 77056 USA	E-mail: info @kcpartnership.com internet: kcpartnership.com UEN: 53131204J

Dear Sirs

VANTAGE INTERNATIONAL MANAGEMENT COMPANY PTE LTD (“COMPANY”)

1.	We understand that Vantage Drilling Company (“Parent”) and specified affiliates of the Parent, including the Company, intend to file or have filed a Form S-3 Registration Statement (“Transaction Document”) with the United States Securities and Exchange Commission. In connection therewith, we have been requested to provide this legal opinion on the capacity of the Company, under the laws of Singapore, to (a) execute and deliver the Transaction Document; and (b) to secure the obligations of the Parent under debt securities (each a “Debt Security”) that may be issued by the Parent from time to time, by way of guarantee issued by the Company (each a “Subsidiary Guarantee”), as contemplated under the Transaction Document.

2.	This opinion is limited to the laws of Singapore of general application as at the date of this opinion and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. In issuing this legal opinion, we do not assume any obligation to notify or inform you of any developments subsequent to its date, that might render its contents untrue or inaccurate in whole or in part at such later time. We also do not assume any obligation to make any updated searches or inquiries further to the ones that we have made and referred to herein. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Singapore. In particular, we have made no investigations of New York law and do not express or imply any views on such law.

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3.	For the purposes of this opinion, we have examined the following documents:

(a)	a copy of the Transaction Document in the final form in which it was filed with the SEC;

(b)	a copy of the Memorandum and Articles of Association (“M&A”) of the Company purchased through the online business services portal of the Singapore Accounting and Corporate Regulatory Authority (“ACRA”) on 28 July 2011;

(c)	a copy of the Certificate of Good Standing of the Company purchased through the online business services portal of ACRA on 28 July 2011

(d)	the results of the company profile search made on 28 July 2011 at the ACRA in respect of the Company (“ACRA Search”);

(e)	the results of the composite litigation and winding-up searches for calendar years 2011, 2010 and 2009 against the Company made on 28 July 2011 at the Supreme Court, Subordinate Courts and Admiralty Courts of Singapore (“Singapore Courts”) (the “Court Searches”).

4.	For the purposes of this legal opinion, other than those specifically listed in paragraph 3 herein (collectively the “Inspected Documents”), we have not examined any other documents (“Excluded Documents”), including in particular, any agreements or documents which are mentioned, or referred to, in any of the Inspected Documents but which are not specifically themselves an Inspected Document. Further, except as specifically set out in paragraph 8 below, we express no opinion whatsoever with respect to the legal validity or enforceability of the Transaction Document or any transaction contemplated therein or of any Subsidiary Guarantee issued in respect of any Debt Security, and assume no responsibility for or express any opinion on and make no comment as to the accuracy, completeness or fairness of any of the statements contained in the Transaction Document.

5.	As to any facts material to our opinion, we have relied upon, to the extent that we deem such reliance proper, and we assume the correctness of, the representations and warranties, in so far as they relate to matters of fact, set forth in the Inspected Documents save for matters opined on by us in paragraph 8 below.

6.	Unless the context otherwise requires or it is otherwise defined in this legal opinion, defined terms in the Transaction Document shall have the same meanings given to them when used in this legal opinion.

7.	The opinions herein are given on the basis of the assumptions set out in Appendix 1 and are subject to the qualifications set out in Appendix 2. The opinions herein are strictly limited to the matters stated in paragraph 8 and do not extend to any other matters.

8.	Relying on the assumptions set out in Appendix 1 and the Inspected Documents, and subject to the qualifications set out in paragraph 4 and Appendix 2, we are of the opinion that:

(a)	the Company has been duly incorporated as a Limited Private Company, and is validly existing and in good standing under the laws of Singapore;

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(b)	under the laws of Singapore and the M&A, the Company has the full legal capacity and power to enter into, execute and perform its obligations under the Transaction Document;

(c)	the execution and delivery of the Transaction Document and the performance by the Company of its obligations thereunder do not conflict with or result in a breach of any of the terms or provisions of the M&A or any law or regulation applicable to the Company in Singapore currently in force;

(e)	provided that the Transaction Document constitutes the valid and legally binding and enforceable obligations of the Company under the governing law of the Transaction Document, the Transaction Document, duly authorized, executed and delivered by or on behalf of the Company, shall constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms;

(f)	provided that a Subsidiary Guarantee constitutes the valid and legally binding and enforceable obligations of the Company under the governing law of the Subsidiary Guarantee, such Subsidiary Guarantee, duly authorized, executed and delivered by or on behalf of the Company, shall constitute a legal, valid, binding and enforceable obligation of the Company;

(g)	the Company has the power to issue the Subsidiary Guarantees in respect of the payment obligations under the Debt Securities. When the terms relating to a Subsidiary Guarantee have been adopted and established in accordance with applicable law and the M&A (including, without limitation, by adoption by the Company’s board of directors of resolutions determining the rights and other terms of such Subsidiary Guarantee and duly authorizing the issuance and delivery of such Subsidiary Guarantee), such Subsidiary Guarantee will be duly authorized by the Company; and

(h)	the Court Searches do not reveal any court proceedings pending against the Company, or any order for the winding-up of the Company and the ACRA Search does not reveal any notice for the appointment of a liquidator for the Company.

9.	This opinion is addressed to Vantage Drilling Company and is rendered for its sole benefit in connection with the Transaction Document only. It is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter. It is not to be transmitted to any other person nor is it to be relied upon by any other person or for any other purpose or quoted or referred to in any public document or filed with any governmental or other authorities without our prior written consent.

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Yours faithfully,

/s/ Kelvin Chia Partnership

Kelvin Chia Partnership

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Appendix 1

Assumptions

We have assumed (without enquiry):

(a)	that all board and shareholders’ resolutions of the Company as may be required in respect of the execution and delivery of the Transaction Document by the Company and the performance of the Company’s obligations thereunder have been or will be effected and continue to be in full force and effect, and have further assumed (without examination and without enquiry) that:

•	all such resolutions were passed or will be passed in accordance with all conditions and requirements of the M&A and the laws of Singapore;

•	all such resolutions passed remain in full force and effect and are not rescinded or modified; and

•

no other resolution of the board of directors or shareholders of the Company have been passed or will be passed, and no other action has been taken or will be taken, which could revoke or amend or affect the validity of any such resolutions passed;

(b)	that all factual statements contained in the Inspected Documents are true;

(c)	that each of the Inspected Documents are true, complete and up-to-date copies;

(d)	that the information disclosed by the ACRA Search is true, complete and up-to-date and has not been altered since the time of the search, all information required to be filed with or delivered to the ACRA had been so filed or delivered at the time of the search, and such search did not fail to disclose any information which has been filed with or delivered to the ACRA but did not appear on the public file as at the time of the search;

(e)	that the information disclosed by the Court Searches is true, complete and up-to-date and has not been altered since the time of the search, all information required to be filed with or delivered to the Singapore Courts had been so filed or delivered at the time of the search, and such search did not fail to disclose any information which has been filed with or delivered to the Singapore Courts but did not appear on the public file as at the time of the search;

(f)

save for the matters opined upon by us under Paragraph 8 above, and except as concerns the Company or the laws of Singapore, the Transaction Document and the transactions contemplated or purported to be implemented under it otherwise constitute legal, valid, binding and enforceable obligations of the parties thereto for all purposes under the laws

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of all relevant jurisdictions; and each party to the said transactions has satisfied or will satisfy those legal requirements applicable to it of all relevant jurisdictions that are necessary to make the Transaction Document valid and enforceable in accordance with its terms, including but not limited to the formalities prescribed under the laws of the country where a Subsidiary Guarantee is executed; further, the terms to be described in any Subsidiary Guarantee are not contrary to any law or regulation or public policy of any relevant jurisdiction;

(g)	a Subsidiary Guarantee, if and when issued by the Company, is issued in good faith and in the ordinary course of commercial dealing and is of commercial benefit to the Company and without intention to defraud the creditors of the Company or to avoid or circumvent any laws, statutes or subsidiary legislation of or any public policies applicable to Singapore or any other jurisdiction (including but not limited to laws relating to taxation), and that any decision made by the directors of the Company to issue such Subsidiary Guarantee is a decision taken in good faith by the directors of the Company in compliance with their fiduciary duties to the Company under the laws of Singapore and on the basis of information available to them and that no circumstances will arise which may affect in any way the making of such decision;

(h)	that there are no Excluded Documents which would affect or have any implication on this opinion;

(i)	that there are no provisions of laws of any jurisdiction outside Singapore which would be contravened by the issue of the Transaction Document and that, in so far as any obligation expressed to be incurred or performed under the Transaction Document falls to be performed in or is otherwise subject to the laws of any jurisdiction outside Singapore, its performance will not be illegal by virtue of the laws of that jurisdiction;

(j)	that all filings, consents, approvals, authorizations, licenses, exemptions or orders required from any governmental or other regulatory authorities outside Singapore and all other requirements outside Singapore for the issue of the Transaction Document have been or will be duly obtained or fulfilled, and are and will remain in full force and effect and that any conditions to which they are subject have been or will be satisfied;

(k)	that the Company has not entered or will not enter into any agreement, document, arrangement or transaction which may in any way prohibit or restrict the issue of the Transaction Document or the Subsidiary Guarantee.

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Appendix 2

Qualifications

This opinion is subject to the following qualifications:

(a)	The ACRA Search is not capable of revealing whether or not a winding up petition has been presented or if a receiver has been appointed over the Company’s assets or if a judicial manager has been appointed for the Company. Notice of an order for the winding-up or the appointment of a liquidator or a judicial manager or the passing of a resolution in connection thereto may further not have been filed with the ACRA immediately and/or the ACRA database updated to reflect such notice.

(b)	The Court Searches do not include searches on damages on defamation cases, damages on personal injuries and death cases, taxation information system, bankruptcy cases and is not capable of revealing whether or not a receiver has been appointed over the Company’s assets or if a judicial manager has been appointed for the Company.

(c)	The term “enforceable” as used in this opinion with reference to the obligations of the Company under a Subsidiary Guarantee means enforceable in the sense that claims to enforce a guarantee are of a type normally heard and determined by the Singapore Courts in general and that remedies, including damages, may be available to a beneficiary under a guarantee. The use of the term “enforceable” with reference to the obligations of the Company under a Subsidiary Guarantee does not mean and should not be construed as meaning that the obligations expressed to be assumed by the Company under a Subsidiary Guarantee, are or will necessarily be enforced without any qualifications in accordance with their terms under the laws of Singapore. In particular, the enforcement of any Subsidiary Guarantee may be limited by the matters set out in sub-paragraph (d) below.

(d)	The opinions expressed herein may be limited by, or subject to the following:

(i)	applicable bankruptcy, insolvency, reorganisation, liquidation or other similar laws affecting creditor’s rights generally;

(ii)	general principles of equity – for example, equitable remedies may not be available where damages are considered to be an adequate remedy;

(iii)	claims becoming time-barred under the Limitation Act, Chapter 163, of Singapore or being subject to defences of set-off or counterclaim;

(iv)	a party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by coercion, duress, undue influence, misrepresentation, or where such party can establish a mistake, non est factum, fraud, or due to other vitiating factors;

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(v)	where any obligation is to be performed in a jurisdiction outside Singapore, such obligation may not be given effect to in Singapore in the event and to the extent that such performance would be illegal, unlawful or contrary to public policy under the laws of that jurisdiction;

(vi)	to the extent that any obligation expressed to be assumed, or any transaction sought to be implemented, under or in connection with the Transaction Document is subject to or affected or regulated by the laws of a jurisdiction outside Singapore, enforcement may be limited by the laws of such jurisdiction;

(vii)	the Singapore Courts may decline to enforce the terms of any contract if such enforcement involves the application of any foreign laws that might contravene public policy in Singapore

(ix)	provisions relating to payment of default interest may not be enforceable in the courts of Singapore if they are construed as a penalty and not a genuine and reasonable pre-estimate of the damage likely to be suffered as a result of the default in payment of the amount in question;

(xi)	provisions providing for the severance of any provision which is illegal, invalid or unenforceable may not be effective – it depends on the nature of illegality, invalidity or unenforceability in questions;

(xii)	where any person is vested with a discretion or is entitled to determine any matter in its opinion, the laws of Singapore may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds;

(xiii)	the effectiveness of provisions excusing a party from a liability or duty otherwise owed may be limited by law. Further, the Singapore courts will not enforce provisions to the extent that the same may be contrary to public policy in Singapore;

(xiv)	failure to exercise a right promptly may operate as a waiver of that right notwithstanding a “no waiver” provision;

(xv)	the choice of relevant laws to govern any document would not be recognized if the choice of law was not bona fide and legal, or it there were reasons for avoiding the choice of law on the grounds of public policy;

(xvi)	proceedings in Singapore Courts may be stayed if concurrent proceedings are being brought elsewhere. Further, any legal proceedings in Singapore are subject to the rules prescribed in the Rules of Court of Singapore.

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(e)	Where any transaction is entered into, or any security interest is purported to be created, in breach of any contractual prohibition or undertaking, we express no opinion as to the legality or enforceability of such transaction or security interest and the rights and claims of third parties.

(f)	We express no opinion on and make no comment as to any matter of fact, or in respect of the content, adequacy or sufficiency of commercial terms contained in the Transaction Document.

(g)	We express no opinion whatsoever with respect to any other documents or agreements other than the Transaction Document. Further and without prejudice to the assumptions in Appendix 1, the legality, validity and enforceability of the Transaction Document may be subject to or limited by the effect of any provision contained in the Excluded Documents and/or any issue relating to the due formation, validity and/or enforceability of any one or more of the Excluded Documents.

(h)	We have not reviewed any Subsidiary Guarantee and accordingly are not able to and do not express any opinion as to:

(i)	the adequacy of the contents and terms of such Subsidiary Guarantee;

(ii)	whether the contents and terms of such Subsidiary Guarantee are effective under Singapore law or are enforceable under Singapore law or are in compliance with Singapore law.

(i)	As this opinion is limited to the laws of Singapore, we express no opinion with respect to the laws of any other jurisdiction.

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